EXHIBIT 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and related prospectus of Tejon Ranch Co. for the registration of 1,682,981 shares of its common stock and to the incorporation by reference therein of our report dated February 27, 2004, with respect to the consolidated financial statements of Tejon Ranch Co. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Los Angeles, California

May 26, 2004